Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and
Chief Financial Officer
Orthovita, Inc.
(484) 323–8835

Orthovita Announces 2010 Third Quarter Product Sales

MALVERN, PA, USA, October 21, 2010 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, today announced that product sales for the third quarter of 2010 were $23.3 million, a 5% increase over product sales of $22.3 million in the third quarter of 2009. For the first nine months of 2010, product sales increased 4% to $71.3 million compared to $68.5 million for the first nine months of 2009. Product sales for the first nine months of 2010 and 2009 included $1.1 million and $0.6 million, respectively, from sales to one customer of the Company’s Vitomatrix™ bone graft material for use as a raw material in dental products. The supply agreement with this customer was terminated in March 2010, and no further sales relating to this agreement are expected.

Sales of Vitoss™ synthetic bone graft products increased 1% in the third quarter of 2010 compared to the year-earlier quarter. Within the Vitoss product family, sales of Vitoss Bioactive Foam products increased 12%, but this increase was largely offset by decreases in Vitoss Morsels and Foam products. For the nine months ended September 30, 2010, total Vitoss sales declined by 3% compared to the year-earlier period, with an 11% increase in Vitoss Bioactive Foam products offset by declines in Vitoss Morsels and Foam products.

U.S. sales of Cortoss™ Bone Augmentation Material and the Aliquot™ Delivery System used with Cortoss, were $1.0 million in the third quarter of 2010 compared to $0.4 million in the third quarter of 2009. For the first nine months of 2010, U.S. sales of Cortoss and Aliquot were $3.2 million compared to $0.4 million during the first nine months of 2009. The Company initiated a limited launch of Cortoss in the U.S. in the third quarter of 2009.

Sales of the Company’s biosurgery products increased 4% during the third quarter of 2010 compared to the year-earlier quarter. For the first nine months of 2010, biosurgery product sales increased 8% compared to the corresponding year-earlier period.

Antony Koblish, President and Chief Executive Officer, said, “As we described in our second quarter financial release, in August 2010 we implemented a restructuring of our sales organization in an effort to better align our core direct and third-party distribution channels with changes in the spine and orthopedic markets, particularly the shift of vertebral augmentation procedures from the inpatient to the outpatient setting. Our direct sales representatives are marketing our three product platforms to the inpatient hospital market, where they are leveraging their relationships to cross-market our products within a select group of high-potential hospital accounts. We are shifting to greater reliance on distributors to market Cortoss to the outpatient market. While we are in the early stages of making this transition, we are encouraged that we achieved modest year-over-year increases in third quarter 2010 product sales, despite general weakness in the spine market.”

The Company plans to release complete financial results for the third quarter of 2010 on November 2, 2010.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Wednesday, November 3, 2010 to review and discuss the third quarter 2010 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 16286234. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning November 3, 2010 at 11:30 a.m. Eastern Time, and ending November 17, 2010, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 16286234.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products, our ability to align our sales force model to increase product revenues, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.